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                         RUSSELL CORPORATION Exhibit 11
                       Computation of Earnings Per Share
                (Dollars in Thousands Except Per Share Amounts)
                                  (Unaudited)

                                            13 Weeks Ended                  39 Weeks Ended
                                      ---------------------------     ---------------------------
                                          10/1/95         10/2/94         10/1/95         10/2/94
Net income                            $    12,943     $    24,204     $    37,655     $    50,285
                                      ===========     ===========     ===========     ===========

Shares:
  Weighted average common
     shares outstanding                38,957,004      40,013,087      39,173,504      40,000,451

  Net common shares issuable
     on exercise of certain
     stock options                        171,001         256,240         240,247         236,495
                                      -----------     -----------     -----------     -----------

  Average common and common
     equivalent shares
     outstanding                       39,128,005      40,269,327      39,413,751      40,236,946
                                      ===========     ===========     ===========     ===========

Earnings per common
  and common equivalent share         $       .33     $       .60     $       .96     $      1.25





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